OFFICE AGREEMENT

International Workplace Group

Regus SPACES HQ Signature No18

This agreement provides the key information you need to move ahead with your office. You can accept the agreement by clicking the blue button at the bottom of the page, **or alternatively if you have any questions or need any assistance then please call our helpline on +1-855-400-3575**

AGREEMENT DATE : 1 SEPTEMBER 2022 **CONFIRMATION NO :** PRT10365679

BUSINESS CENTRE DETAILS

Regus

California, San Diego - One Pacific Heights

Address	9920 Pacific Heights Blvd. Suite 150 San Diego California 92121 United States of America

CLIENT DETAILS

Company Name	Emerald Health Pharma
Contact Name	Punit Dhillon
Address *	5910 Pacific Center Blvd. Suite 320
City *	San Diego
State/ County/ Province/ Municipality/ Governorate *	California
Post Code *	92121
Country *	United States of America

OFFICE PAYMENT DETAILS (exc.VAT and exc. services)

Office Number	Price per Person per Day	x People	Price per Office per Day
120	$ 28.47	1	$ 28.47
119	$ 40.43	1	$ 40.43

TOTAL AVERAGE MONTHLY PRICE PER PERSON PER MONTH	$ 1,033.50
TOTAL MONTHLY PRICE	$ 2,067.00

SERVICE PROVISION :	Start Date	1 September 2022	End Date	28 February 2023

- An Activation fee of $ 49.00 per occupant will be payable. More info
- Invoices/Fees are charged on a monthly basis which is calculated based on a 30-day month. More info
- All agreements end on the last calendar day of the month. More info
- A refundable service retainer equivalent to 2 x monthly office fee will be payable. More info

TERMS AND CONDITIONS

We are Regus Management Group, LLC, referred to in the terms and conditions as "We", "Us", "Our". The Company Name listed above will be referred to in the terms and conditions as "You", "Your". This Agreement incorporates Our terms of business set out on attached Terms and Conditions, attached House Rules and Service Price Guide (where available), which You confirm You have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See "Automatic Renewal" section of Your terms and conditions for the notice terms if You wish to end your agreement.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that You or We may assert claims in small claims court and You and We may pursue court actions to remove You, or prevent Your removal, from the Center if You do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. You and We acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. You and We agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

☑ **I accept the terms and conditions**

Download the terms and conditions

Download the house rules

Electronic Invoicing details *:

CONFIRM BY TYPING YOUR NAME IN THE BOX BELOW

Name : Punit Dhillon on behalf of Emerald Health Pharma

Signed on
1 September 2022

I confirm these details are correct to the best of my knowledge

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IF YOU NEED ASSISTANCE CALL OUR HELPLINE ON +1-855-400-3575